EXHIBIT 99.1

BOYD GAMING REPORTS FIRST QUARTER RESULTS

LAS VEGAS, NV – APRIL 24, 2003 – Boyd Gaming Corporation (NYSE:BYD) today reported its financial results for the first quarter 2003.

The Company reported adjusted earnings, before preopening expenses, of $.29 per share in the first quarter versus $.31 per share in the first quarter last year. Prior year results are before the cumulative effect of a change in the accounting for goodwill, which amounted to $.13 per share. Per share amounts are reported on a diluted basis. The $.02 per share variance from last year’s first quarter was principally caused by higher depreciation and interest expense this year versus last year, rather than from a negative comparison in property EBITDA(1) results. Revenue for the first quarter was $322 million, a 6.3% increase over the $303 million reported in the comparable quarter in 2002, due primarily to dockside operations at Blue Chip and a full quarter of Delta Downs slot operations, which commenced February 13, 2002. Net income was $16.4 million in the quarter, slightly above the $16.0 million of income before the cumulative effect reported in the first quarter last year.

In footnote (1), you will find a discussion of how and why the Company uses EBITDA (a non-GAAP measure of earnings before interest, taxes, depreciation, amortization and preopening expenses), a performance measurement widely used in the gaming industry. Further in this release you will also find tables that reconcile certain non-GAAP measurements to GAAP financial information.

First Quarter Results of Operations

The Company’s nine operating units generated EBITDA in the quarter (before corporate expense) of $77.5 million, essentially equal to the $77.6 million reported last year. After corporate expense, first quarter EBITDA was $71.9 million versus $71.5 million reported in the first quarter last year. In this year’s first quarter, the Company reported preopening expenses of $4.2 million related to the development of Borgata, the Company’s joint venture with MGM MIRAGE in Atlantic City. In last year’s first quarter, the Company reported preopening expenses of $6.3 million, predominantly related to the commencement of slot operations at Delta Downs.

William S. Boyd, Chairman and Chief Executive Officer of Boyd Gaming, said, “Matching last year’s first quarter operating performance is quite an achievement. While we had dockside operations at Blue Chip and a full quarter of slot operations at Delta Downs helping us in the first quarter this year, we were also faced with a tough economy, war, higher gaming taxes in two major markets, and tough winter weather comparisons. Given all of that, I am very proud that we delivered results that compared so well with last year’s record first quarter.”

First Quarter Property Highlights

Two of the Company’s operating units reported significant increases in EBITDA. Sam’s Town Las Vegas reported EBITDA of $10.6 million in the first quarter, its highest EBITDA ever, a 31% increase over the $8.1 million reported last year. The property’s EBITDA margin of 29.6% was the highest quarterly margin recorded in a decade. Delta Downs reported its best quarter since the casino opened last February. The property’s revenue was $36.9 million, EBITDA was $8.3 million and EBITDA margin was 22.4%, all record quarterly results. The $256 reported win per slot machine per day was the highest quarterly result since the opening 6 1/2 weeks reported in last year’s first quarter.

Partially offsetting these two properties’ results were earnings declines at Par-A-Dice and Blue Chip, both of which faced higher gaming taxes and bad weather in the first quarter this year versus the comparable quarter last year. Par-A-Dice reported first quarter EBITDA of $12.2 million, down from $14.2 million reported in the first quarter last year. Most of the decline resulted from higher gaming taxes imposed in Illinois last July, and the balance resulted from a 1.8% decline in revenue. Blue Chip reported a revenue increase of $3.8 million, or 7.5%, in the quarter, too little to offset a tax increase imposed last summer which, on this quarter’s gaming revenue and admissions, amounted to $3.3 million. The property reported EBITDA of $20.3 million, down from $22.5 million last year. Last year’s EBITDA was a pre-dockside record that benefited from exceptionally mild winter weather in 2002. Finally, the Downtown Las Vegas properties reported first quarter EBITDA of $11.2 million that was $0.5 million below the prior year’s first quarter results. This decline was attributable to higher costs, including fuel costs, in connection with the Company’s Hawaii-to-Las Vegas air charter operations.

Finance and Capital Spending

In January 2003, the Company redeemed the outstanding $116 million principal amount of its 9.50% senior subordinated notes due 2007, pursuant to a redemption notice given on December 30, 2002. The majority of the funds used for the redemption had been set aside from the December 2002 issuance of the Company’s 7.75% senior subordinated notes due 2012. The setting aside of funds until the January 29, 2003 redemption date caused an increase in interest expense of $0.8 million, or $.01 per share, in the first quarter. The Company’s 2002 year-end debt, adjusted for funds set aside for the redemption, was $1.124 billion. The Company’s debt balance at March 31, 2003 was $1.103 billion, a reduction during the quarter of $21 million.

The Company began repurchasing shares in the first quarter pursuant to its two million share repurchase plan authorized in the fourth quarter 2002. During the quarter the Company repurchased 862,200 shares at an average price of $12.24.

Capital spending was approximately $10 million in the first quarter, related to normal maintenance items. The Company capitalized $4.4 million of interest during the quarter, almost all related to its investment in Borgata in Atlantic City. During the quarter, the Company contributed $1.5 million as an additional investment in the Borgata venture. This was the first contribution in 2003, during which the Company expects to make approximately $40 million in contributions, most of which will come in the third quarter.

Borgata

The Company reported continued good progress in the development of Borgata. The Company expects Borgata to open this summer, between June 21 and the last week in July, subject to regulatory and other approvals. Mr. Boyd commented, “Borgata looks terrific and should set new standards for properties in Atlantic City. With over 2,000 beautiful guest rooms and over 7,000 convenient parking spaces, we believe Borgata has the key drivers for high utilization of its gaming tables, state-of-the-art slot machines, restaurants, entertainment venues and other amenities. We are all very excited that its opening is only a short time away.”

(1) EBITDA is earnings before interest, taxes, depreciation, amortization and preopening expenses. EBITDA is presented solely as a supplemental disclosure because the Company believes that it is a widely used measure of operating performance in the gaming industry and is a principal basis for valuation of gaming companies. The Company uses property-level EBITDA (EBITDA before corporate expense) as the primary measure of the operating performance of its properties, including the evaluation of operating personnel. EBITDA should not be construed as an alternative to operating income, as an indicator of the Company’s operating performance or as an alternative to cash flow from operating activities, as a measure of liquidity, or as any other measure determined in accordance with accounting principles generally accepted in the United States of America. The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments which are not reflected in EBITDA. Also, other gaming companies that report EBITDA information may calculate EBITDA is a different manner than the Company.

The following table reports March quarterly results including net revenue and EBITDA. Downtown properties include the California Hotel and Casino, the Fremont Hotel and Casino, and Main Street Station.

($ in thousands, except footnotes)	Three Months Ended March 31,
	2003	2002
Net Revenues
Stardust	$35,938	$35,578
Sam’s Town Las Vegas	35,719	33,048
Eldorado & Jokers Wild	8,914	9,191
Downtown Properties (a)	59,625	58,371
Sam’s Town Tunica	26,992	26,217
Par-A-Dice	36,248	36,931
Treasure Chest	27,170	27,986
Blue Chip	54,337	50,556
Delta Downs	36,913	24,908

Net revenues	$321,856	$302,786

EBITDA
Stardust	$4,775	$4,466
Sam’s Town Las Vegas	10,584	8,089
Eldorado & Jokers Wild	1,725	2,015
Downtown Properties	11,237	11,782
Sam’s Town Tunica	2,611	3,761
Par-A-Dice	12,237	14,192
Treasure Chest	5,768	6,391
Blue Chip	20,268	22,469
Delta Downs	8,277	4,395 (b)

Total property EBITDA	77,482	77,560
Corporate expense	(5,584)	(6,025)

Total EBITDA	71,898	71,535

Other Costs and Expenses
Depreciation	22,933	21,610
Preopening expenses	4,213	6,251
Interest expense, net	18,449	17,597

Total other costs and expenses	45,595	45,458

Income before provision for taxes and cumulative effect	26,303	26,077
Provision for taxes	9,864	10,040

Income before cumulative effect	16,439	16,037
Cumulative effect	—	(8,212)

Net income	$16,439	$7,825

(a)	Includes revenues related to Vacations Hawaii, the Company’s Honolulu travel agency, of $11.8 million and $11.2 million, respectively, for the three months ended March 31, 2003 and 2002.

(b)	Before preopening expenses of $5.4 million during the three months ended March 31, 2002.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding the Company’s expectations, goals or intentions regarding the future, including but not limited to statements regarding the Company’s strategy, expenses, development plans (including anticipated cost, timing and eventual acceptance of new facilities, such as Borgata, by the market), revenue and earnings. In addition, forward-looking statements include the Company’s plans to make additional investments in the Borgata venture, including the amount and timing of such investments, and development progress at Borgata, including its projected opening date and the high expected utilization of its casino and amenities. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Among the factors that could cause actual results to differ materially are the following: competition, uncertainties relating to new developments and expansion (including enhancements to improve property performance), increased taxes, the availability and price of energy, weather, regulation, economic conditions and the effects of war, terrorist or similar activity. In particular, there can be no assurance that Borgata will be opened on time or at cost that approximates budget. Additional factors that could cause actual results to differ are discussed under the heading “Investment Considerations” and in other sections of the Company’s Form 10-K for the fiscal year ended December 31, 2002 on file with the Securities and Exchange Commission, and in its other periodic reports filed from time to time with the Commission. All forward-looking statements in this document are made as of the date hereof, based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement.

Boyd Gaming will host a Webcast at 4:30 p.m. EDT on Thursday, April 24, 2003 to review the first quarter results. The Webcast will be available on the Company’s website at www.boydgaming.com and at www.firstcallevents.com/service/ajwz376255179gf12.html

Headquartered in Las Vegas, Boyd Gaming Corporation (NYSE: BYD) is a leading diversified owner and operator of 12 gaming entertainment properties located in Nevada, Mississippi, Illinois, Indiana and Louisiana. Boyd Gaming is also developing “Borgata” (AOL keyword: borgata or www.theborgata.com ), a $1 billion entertainment destination hotel in Atlantic City, through a joint venture with MGM MIRAGE. Boyd Gaming press releases are available at www.prnewswire.com Additional news and information on Boyd Gaming can be found at www.boydgaming.com

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BOYD GAMING CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)	Three Months Ended March 31,
(In thousands, except per share data)	2003	2002
Revenues
Gaming	$277,502	$256,829
Food and beverage	41,961	39,512
Room	19,634	18,761
Other	19,404	18,974

Gross revenues	358,501	334,076
Less promotional allowances	36,645	31,290

Net revenues	321,856	302,786

Cost and expenses
Gaming	133,456	119,613
Food and beverage	23,679	24,020
Room	5,110	5,022
Other	20,611	19,121
Selling, general and administrative	47,940	44,745
Maintenance and utilities	13,578	12,705
Depreciation	22,933	21,610
Corporate expense	5,584	6,025
Preopening expenses	4,213	6,251

Total	277,104	259,112

Operating income	44,752	43,674

Other income (expense)
Interest income	163	8
Interest expense, net of amounts capitalized	(18,612)	(17,605)

Total	(18,449)	(17,597)

Income before provision for income taxes and cumulative effect of a change in accounting principle	26,303	26,077
Provision for income taxes	9,864	10,040

Income before cumulative effect of a change in accounting principle	16,439	16,037
Cumulative effect of a change in accounting for goodwill	—	(8,212)

Net income	$16,439	$7,825

Basic and Diluted Net Income Per Common Share
Income before cumulative effect of a change in accounting principle	$0.25	$0.25
Cumulative effect of a change in accounting for goodwill	—	(0.13)

Net income	$0.25	$0.12

Average Basic Shares Outstanding	64,487	62,838

Average Diluted Shares Outstanding	66,320	64,679

The following table reconciles net income and net income per share (each based upon generally accepted accounting principles, or "GAAP") to adjusted net income and adjusted net income per share.

(In thousands, except per share data)	Three Months Ended March 31,
	2003	2002
Net income	$16,439	$7,825
Adjustments:
Preopening expenses	4,213	6,251
Cumulative effect of a change in accounting for goodwill	—	8,212
Income tax effect for above adjustments	(1,580)	(2,407)

Adjusted net income	$19,072	$19,881

Net income per diluted share	$0.25	$0.12
Preopening expenses, net of tax	0.04	0.06
Cumulative effect of a change in accounting for goodwill	—	0.13

Adjusted net income per diluted share	$0.29	$0.31

The following table reconciles operating income to EBITDA.

(In thousands)	Three Months Ended March 31, 2003
	Operating Income (Loss)	Depreciation	Preopening Expenses	EBITDA
Stardust	$1,348	$3,427	$—	$4,775
Sam's Town Las Vegas	6,325	4,259	—	10,584
Eldorado & Jokers Wild	1,259	466	—	1,725
Downtown Properties	7,402	3,835	—	11,237
Sam's Town Tunica	(671)	3,282	—	2,611
Par-A-Dice	10,953	1,284	—	12,237
Treasure Chest	4,197	1,571	—	5,768
Blue Chip	17,943	2,325	—	20,268
Delta Downs	6,677	1,600	—	8,277
Corporate	(10,681)	884	4,213	(5,584)

Totals	$44,752	$22,933	$4,213	$71,898

	Three Months Ended March 31, 2002
	Operating Income (Loss)	Depreciation	Preopening Expenses	EBITDA
Stardust	$953	$3,513	$—	$4,466
Sam's Town Las Vegas	4,282	3,807	—	8,089
Eldorado & Jokers Wild	1,518	497	—	2,015
Downtown Properties	8,035	3,747	—	11,782
Sam's Town Tunica	810	2,951	—	3,761
Par-A-Dice	13,138	1,054	—	14,192
Treasure Chest	4,878	1,513	—	6,391
Blue Chip	19,898	2,571	—	22,469
Delta Downs	(2,006)	996	5,405	4,395
Corporate	(7,832)	961	846	(6,025)

Totals	$43,674	$21,610	$6,251	$71,535